UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 20, 2006 (April 17, 2006)

GENERAL DYNAMICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-3671	13-1673581
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2941 Fairview Park Drive Suite 100, Falls Church, Virginia		22042-4513
(Address of Principal Executive Offices)		(Zip Code)

(703) 876-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In May 2003, Final Analysis Communication Services, Inc. (FACS), served the company with a complaint it filed in the U.S. District Court for the District of Maryland (the Court). In October 2004, FACS filed an amended complaint alleging that the company breached contracts among the company, FACS and FACS’ then-corporate parent, Final Analysis, Inc. (FAI), a Maryland corporation.

As previously reported, on September 6, 2005, the jury in Final Analysis Communication Services, Inc. v. General Dynamics Corporation, et. al. rendered a verdict against the company in the amount of $138 million and a verdict in its favor in the amount of $8 million on the company’s counterclaims. The judge did not enter judgment on the jury’s verdict, but rather asked for post-trial motions and briefs from both parties. These motions and briefs were filed, and oral argument before the judge was held on April 10, 2006.

On April 17, 2006, the Court, notwithstanding the jury’s verdict, entered a Final Order of Judgment in the company’s favor with respect to $118 million of the jury’s verdict, thus reducing the jury’s verdict against the company to $20 million. The Court also upheld the $8 million jury verdict in the company’s favor.

It is expected that the Court’s Order will be appealed. The company believes that the ultimate outcome of this matter will not have a material impact on its results of operations, financial condition or cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL DYNAMICS CORPORATION

by	/s/ John W. Schwartz
John W. Schwartz
Vice President and Controller
(Authorized Officer and Chief Accounting Officer)

Dated: April 20, 2006